EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular for Regulation CF, of our independent auditor’s report dated August 16, 2022, with respect to the audited balance sheets of Eco Allies, Inc. as of March 31, 2022 and 2021 , and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended March 31, 2022 and the period from July 29, 2020 to March 31, 2021, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

August 17, 2022